Exhibit 5.2

LAW OFFICES

SILVER, FREEDMAN & TAFF, L.L.P.

A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K STREET, N.W., SUITE 100

WASHINGTON, D.C. 20007

PHONE: (202) 295-4500

FAX: (202) 337-5502

WWW.SFTLAW.COM

June 22, 2011

Board of Directors

First PacTrust Bancorp, Inc.

610 Bay Boulevard

Chula Vista, California 91910

Members of the Board:

We have acted as special counsel to First PacTrust Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to an aggregate of 238,464 shares of the Company’s voting common stock, par value $0.01per share (the “Shares”), to St. Cloud Capital Partners II, L.P. and TCW Shared Opportunities Fund V, L.P.(the “Existing Investors”), pursuant to existing contractual rights provided to them in connection with the $60.0 million common stock offering the Company completed in November 2010. The Shares are being offered and sold under a registration statement on Form S-3 under the Securities Act filed with the Securities and Exchange Commission (the “Commission”), which became effective on November 23, 2010 (File No. 333-170622) (the “Registration Statement”), including a base prospectus dated November 23, 2010 (the “Base Prospectus”) and a prospectus supplement dated June 22, 2011 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the letter agreements between the Existing Investors and the Company with respect to their purchase of the Shares (the “Purchase Letter Agreements”), the Registration Statement, the Prospectus, the Company’s charter and bylaws, resolutions of the Company’s Board of Directors and committees thereof and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Letter Agreements, will be legally issued, fully paid and nonassessable.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

Board of Directors

First PacTrust Bancorp, Inc.

June 22, 2011

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on June 22, 2011 and the Registration Statement, and to the reference to our name under the heading “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ SILVER, FREEDMAN & TAFF, L.L.P.
SILVER, FREEDMAN & TAFF, L.L.P.